Exhibit 99.1

FOR IMMEDIATE RELEASE
Compass Minerals Appoints New Independent Director
OVERLAND PARK, Kan. (Mar. 6, 2019) - Compass Minerals (NYSE: CMP) announced today the appointment of Joseph (“Joe”) Reece to the company’s Board of Directors. With more than 30 years of capital markets and investment banking experience, Reece enhances the market and sector knowledge of the company’s Board.
“We are pleased to welcome Joe and his experience to our Board,” said Dick Grant, Compass Minerals’ chairman of the Board and interim CEO. “We believe his background fulfills needs that were identified by our nominating committee last year and will add value in our ongoing consideration of strategies to increase shareholder value.”
Reece is currently the chief executive officer of Helena Capital, LLC, a merchant bank he founded in 2015. During 2017 to 2018, Reece served as an executive vice chairman and head of the Investment Bank for the Americas of UBS Securities LLC. Prior to UBS, Reece worked at Credit Suisse from 1997 to 2015 in progressively increasing roles of responsibility, including as global head of Equity Capital Markets and global head of Basic Materials and Infrastructure. Reece also served as an attorney for 10 years, including at the law firm Skadden, Arps, Slate, Meagher & Flom LLP and at the Securities and Exchange Commission.
Reece currently serves as an independent director on three other boards, including Del Frisco’s Restaurant Group, Inc.
Reece earned a Bachelor of Science, Master of Business Administration and Juris Doctor from University of Akron as well as a Master of Laws from Georgetown University Law Center.
At Compass Minerals, Reece was appointed to serve as a Class I director and has been nominated by the Board for election by stockholders at the 2019 Annual Meeting. His addition expands the Board to nine members and is part of the Board’s succession planning.
About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hefner	Theresa Womble
Director of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com